Exhibit 3.13

ARTICLES OF INCORPORATION OF

TANDY INTERNATIONAL DISC, INC.

We the undersigned natural persons of the age of twenty one (21) years or more, all of whom are citizens of the state of Texas, acting as incorporators of a corporation under the Texas Business Corporation Act, do hereby adopt the following Articles of Incorporation for such corporation:

ARTICLE I.

NAME

The name of the corporation is TANDY INTERNATIONAL DISC, INC.

ARTICLE II.

DURATION

The period of its duration is perpetual.

ARTICLE III.

PURPOSE

The purposes for which the corporation is organized are:

(a) to engage in the business of international sales, purchases, exchanges and other transactions with foreign, international and domestic businesses and to specifically have the corporation qualify as a Domestic International Sales Corporation as provided-by sections 991 through 997 of the Internal Revenue Code of 1954 as amended to date of as may hereafter be amended.

(b) to engage In any business, related or unrelated to those described in clause (a) of this Article III, as from time to time authorized or approved by the Board of Directors of the corporation, that may be advantageously carried on in connection with our auxiliary to those described in clause (a) of this Article III, and do all such things as are incidental and conducive to the objectives or any of them;

(c) to enter into any lawful arrangement for sharing profits and/or losses in any transaction or transactions, and to promote and organize other corporations;

(d) to have and to exercise all rights and powers that are now or may hereafter be granted to a corporation by law.

The foregoing shall be construed as objects, purposes, and powers, and enumeration thereof shall not be held to limit or restrict in any manner the powers now or hereafter conferred on the corporation by the laws of the state of Texas.

The objects, purposes, and powers specified herein shall, except as otherwise expressed, be in no way limited or restricted by referrence to or inferrence from the terms of any other clause or paragraph of these Articles of Incorporation. The objects, purposes, and powers specified in each of the clauses or paragraphs of these Articles of Incorporation shall be regarded as independent objects, purposes, or powers.

The corporation may in its By-Laws confer powers not in conflict with law, upon its directors, and in addition to the foregoing, and in addition to the powers and authorities expressly conferred on them by statute.

ARTICLE IV.

CAPITALIZATION

The aggregate number of shares which the corporation shall have authority to issue is One Hundred Thousand (100,000) shares having a par value of One Dollar ($1.00) each.

ARTICLE V.

ISSUANCE OF SHARES

The corporation will not commence business until it has received for the issuance of its shares, consideration of the value of Twenty Five Hundred Dollars ($2,500.00), consisting of money, labor done, or property actually received, which sum is not less than One Thousand Dollars ($1,000,00).

ARTICLE VI.

REGISTERED OFFICE

The Post Office address of its initial registered office is:

2727 West Seventh Street

Fort Worth, State of Texas, 76107

and the name of its initial registered agent at such address is:

William H. Michero.

ARTICLE VII.

DIRECTORS

(a) the number of Directors constituting the initial Board of Directors is three (3) and the names and addresses of persons who are to serve as Directors until the first annual meeting of the shareholders or until their successors are elected and qualified are:

Charles D. Tandy, 2727 West Seventh Street, Ft. Worth, Texas

C. W. Tindall, 2727 West Seventh Street, Ft. Worth, Texas

William H. Michero, 2727 West Seventh Street, Ft. Worth, Texas

(b) the number of directors of the corporation set forth in clause (a) of this article shall constitute the authorized number of directors until changed by an amendment in the

By-Laws duly adopted by the vote or written consent of the holders of a majority of the then outstanding shares of stock of the corporation.

ARTICLE VIII.

INCORPORATORS

The names and addresses of the incorporators are:

C. W. Tindall, 2727 West Seventh Street, Ft. Worth, Texas

William H. Michero, 2727 West Seventh Street, Ft. Worth, Texas

B. R. Roland, 2727 West Seventh Street, Ft. Worth, Texas.

IN WITNESS WHEREOF, we have hereinto set our hands, on this the 15th day of June, 1973.

/s/ C. W. Tindall
C. W. Tindall

/s/ William H. Michero
William H. Michero

/s/ B. R. Roland
B. R. Roland

State of Texas

County of Tarrant

I, Velda Christine Arington, Notary Public for the County and State afore said, do hereby certify that on this the 15th day of June, 1973, personally appeared before me C. W. Tindall, W. H. Michero, and B. R. Roland, who each being by me first duly sworn, severally declared that they are the persons who signed the foregoing document as incorporators and that the statements therein contained are true.

/s/ Velda Christine Arington
Notary Public
Tarrant County, Texas

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